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                                   EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          EN POINTE TECHNOLOGIES, INC.,
                             A DELAWARE CORPORATION
                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)


     EN POINTE TECHNOLOGIES, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify:

     FIRST: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the Board of Directors of the Corporation held on January 21, 2000, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

          NOW, THEREFORE, BE IT RESOLVED, that Section 1 of Article 4 of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

          "SECTION 1. AUTHORIZED SHARES. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is forty-five million (45,000,000) shares, consisting of (i) forty million (40,000,000) shares of Common Stock, $0.001 par value per share, and (ii) five million (5,000,000) shares of Preferred Stock, $0.001 par value per share."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Corporation's stockholders approved the foregoing amendment by the necessary number of shares of capital stock of the Corporation, as required by statute and by the Certificate of Incorporation, at the annual meeting of stockholders held March 17, 2000, which was held upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, EN POINTE TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by the undersigned and the undersigned has executed this certificate and affirms the foregoing as true under penalty of perjury this 10 day of May, 2000.



                                       /s/  ATTIAZAZ DIN
                                       --------------------------------
                                       Bob Din, Chief Executive Officer


MAY 10, 2000